Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Charming Shoppes, Inc., a Pennsylvania corporation (the “Company”);

WHEREAS, Crescendo Partners II, L.P., Series Q, a Delaware limited partnership (“Crescendo Partners”), Crescendo Investments II, LLC, a Delaware limited liability company, Crescendo Partners III, L.P., a Delaware limited partnership, Crescendo Investments III, LLC, a Delaware limited liability company, Eric Rosenfeld, Myca Partners Inc., a Delaware Corporation (“Myca Partners”), [Myca Master Fund, Ltd., a Cayman Islands company], Robert Frankfurt, Arnaud Ajdler and Michael Appel wish to form a group for the purpose of seeking representation on the Board of Directors of the Company at the 2008 annual meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2008 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 11th day of January 2008 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company to the extent required under applicable securities laws.  Each of the undersigned agrees to the joint filing of any necessary amendments to the Schedule 13D.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           Each member of the Group, including its respective affiliates, agrees not to directly or indirectly, sell, transfer, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any securities of the Company except to other members of the Group who agree in writing to this Agreement.

3.           Each of the undersigned agrees to form the Group for the purpose of soliciting proxies or written consents for the election of the persons nominated by the Group to the Board of Directors of the Company at the 2008 Annual Meeting and for the purpose of taking all other action necessary to achieve the foregoing.

4.           Crescendo Partners and Myca Partners shall have the right to pre-approve all expenses in excess of $1,000.00 incurred in connection with the Group’s activities and agree to pay directly all such expenses on a pro rata basis between Crescendo Partners and Myca Partners based on the number of Shares in the aggregate held by each of Crescendo Partners and Myca Partners on the date hereof.  In addition to the other expenses to be shared by Crescendo Partners and Myca Partners pursuant to this Section 4, the reasonable legal fees and expenses of each member of the Group shall be considered a Group expense.

5.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Committee in connection with the Group’s activities set forth in Section 3 shall be first approved by Crescendo Partners and Myca Partners, or their respective representatives, which approval shall not be unreasonably withheld.

6.           Should any disagreement arise between Crescendo Partners and Myca Partners concerning decisions to be made or actions to be taken in connection with the Group’s activities set forth in Section 3, including, but not limited to the activities identified in Section 5, Crescendo Partners shall have the sole authority to resolve any such disagreements and take any such actions as it sees fit.

7.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase securities of the Company, as he/it deems appropriate, in his/its sole discretion.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

10.           Any party hereto may terminate his/its obligations under this Agreement only after the later of (a) the first business day following the conclusion of the 2008 Annual Meeting, or (b) on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”), Fax No. (212) 451-2222.

11.           Each party acknowledges that Olshan shall act as counsel for both the Group and Crescendo Partners and its affiliates relating to their investment in the Company.

12.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to the Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

CRESCENDO PARTNERS II, L.P., SERIES Q

By:	Crescendo Investments II, LLC General Partner

By:	/s/ Eric Rosenfeld
Eric Rosenfeld Managing Member

CRESCENDO INVESTMENTS II, LLC

By:	/s/ Eric Rosenfeld
Eric Rosenfeld Managing Member

CRESCENDO PARTNERS III, L.P.

By:	Crescendo Investments III, LLC General Partner

By:	/s/ Eric Rosenfeld
Eric Rosenfeld Managing Member

CRESCENDO INVESTMENTS III, LLC

By:	/s/ Eric Rosenfeld
Eric Rosenfeld Managing Member

/s/ Eric Rosenfeld
ERIC ROSENFELD

MYCA MASTER FUND, LTD.

By:	Myca Partners, Inc. its Investment Manager

By:	/s/ Robert Frankfurt
Robert Frankfurt President

MYCA PARTNERS, INC.

By:	/s/ Robert Frankfurt
Robert Frankfurt President

/s/ Robert Frankfurt
ROBERT FRANKFURT

/s/ Arnaud Ajdler
ARNAUD AJDLER

/s/ Michael Appel
MICHAEL APPEL